                                               As Filed Pursuant to Rule 424B(3)
                                                             Reg. No: 333-109775

SUPPLEMENT TO
PROSPECTUS SUPPLEMENT DATED NOVEMBER 22, 2004
(TO PROSPECTUS DATED NOVEMBER 22, 2004)

                          $426,787,750 (APPROXIMATE)

                      J.P. MORGAN MORTGAGE TRUST 2004-A6
                      MORTGAGE PASS-THROUGH CERTIFICATES

                     J.P. MORGAN ACCEPTANCE CORPORATION I
                                    DEPOSITOR

                                ----------------

     This Supplement revises the Prospectus Supplement dated November 22, 2004 to the Prospectus dated November 22, 2004 with respect to the above captioned certificates.

     The following table replaces the applicable table appearing on page S-87 of the Prospectus Supplement under "Yield, Prepayment and Weighted Average
Life--Weighted Average Life." The table below has been prepared on the basis of the structuring assumptions in the Prospectus Supplement.

PERCENTAGE OF INITIAL CLASS PRINCIPAL AMOUNT OF THE OFFERED CERTIFICATES
                OUTSTANDING AT THE FOLLOWING PERCENTAGES OF CPR

                                                                      CLASS 1-A-1 AND CLASS 1-A-2 CERTIFICATES
                                                             -----------------------------------------------------------
DISTRIBUTION DATE                                               10%       15%       20%       25%       30%       35%
------------------------------------------------------------ --------- --------- --------- --------- --------- ---------

Initial Percentage .........................................     100       100       100       100       100       100
November 2005 ..............................................      89        84        79        74        69        63
November 2006 ..............................................      80        71        62        54        47        40
November 2007 ..............................................      71        59        49        40        32        25
November 2008 ..............................................      63        50        39        30        22        16
November 2009 ..............................................      56        42        31        22        16        11
November 2010 ..............................................      50        35        25        17        11         7
November 2011 ..............................................      45        30        20        12         8         4
November 2012 ..............................................      39        25        15         9         5         3
November 2013 ..............................................      34        20        12         7         4         2
November 2014 ..............................................      30        17         9         5         2         1
November 2015 ..............................................      26        14         7         4         2         1
November 2016 ..............................................      23        11         6         3         1         *
November 2017 ..............................................      20         9         4         2         1         *
November 2018 ..............................................      17         8         3         1         *         *
November 2019 ..............................................      15         6         3         1         *         *
November 2020 ..............................................      13         5         2         1         *         *
November 2021 ..............................................      11         4         1         *         *         *
November 2022 ..............................................       9         3         1         *         *         *
November 2023 ..............................................       8         3         1         *         *         *
November 2024 ..............................................       6         2         1         *         *         *
November 2025 ..............................................       5         2         *         *         *         *
November 2026 ..............................................       4         1         *         *         *         *
November 2027 ..............................................       4         1         *         *         *         *
November 2028 ..............................................       3         1         *         *         *         *
November 2029 ..............................................       2         1         *         *         *         *
November 2030 ..............................................       2         *         *         *         *         *
November 2031 ..............................................       1         *         *         *         *         *
November 2032 ..............................................       1         *         *         *         *         *
November 2033 ..............................................       *         *         *         *         *         *
November 2034 ..............................................       0         0         0         0         0         0
Weighted Average Life in Years to Maturity .................    7.79      5.56      4.21      3.32      2.69      2.24
Weighted Average Life in Years to Weighted Average Next
 Rate Adjustment Date ......................................    4.75      4.01      3.41      2.90      2.48      2.13

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*Indicates a number that is greater than zero but less than 0.5%.

                               ----------------

                                   JPMORGAN

                The date of this Supplement is December 2, 2004.